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                                 EXHIBIT 10.30
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                             MANAGEMENT AGREEMENT
                                  (Tri-State)

      This MANAGEMENT AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of January, 1992, by and between INTERNATIONAL HEALTH CARE PROPERTIES VII & VIII, L.P., a Georgia limited partnership ("Owner") and WELCARE INTERNATIONAL MANAGEMENT CORPORATION, a Georgia corporation ("Manager").

                             W I T N E S S E T H :

      WHEREAS, the Owner owns the Tri-State Convalescent Center in Clarkston, Washington (the "Facility"); and;

      WHEREAS, Owner desires to engage Manager as Owner's agent to manage and operate the Facility, subject to the terms and provisions of this Agreement, and Manager agrees to perform the services provided for herein.

      NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      When used in this Agreement, the following words or terms shall have the following definitions:

      1.1 "Expiration Date" means the date this Agreement terminates pursuant to its terms.

      1.2 "Fiscal Year" means a year, commencing January 1, and ending December 31, except that the first Fiscal Year shall be that period commencing on the Commencement Date and ending on the next succeeding December 31 and the last Fiscal Year shall be that period commencing on January 1 and ending on the Expiration Date.

      1.3 "Improvements" means the Facility and all other structural improvements situated on the Land.

      1.4 "Interest Rate" means the rate of interest equal to the lesser of (i) the maximum rate of interest not prohibited by applicable law; or (ii) from time to time that per annum rate of interest equal to two percent (2%) per annum more than the rate of interest announced as the prime rate from time to time for the same period by Trust Company Bank, Atlanta, Georgia (or any successor thereto by purchase, merger, or other reorganization).
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      1.5 "Land" means the tract of land upon which the Facility is located.

      1.6 "Facility" means the Tri-State Convalescent Center, which is located on the Land.

      1.7 "Budget" means a forecast of Project Income and Project Expenses, including a budget for capital expenditures to be made relative to the Project pursuant to this Agreement for the Fiscal Year to which such Budget relates.

      1.8 "Operating Plan" means an operating plan setting forth in reasonable detail the services presumed necessary or desirable during a given Fiscal Year for the operation and maintenance of the Project as a Nursing Home including the Basic Services (as defined in Section 4.1 hereof), schedules setting forth job descriptions and standards, Salaries and Benefits which constitute Project Operating Expenses, a marketing plan for the Project, and an insurance program for the Project.

      1.9 "Patients" means the patients of the Facility.

      1.10 "Payments to Manager" means the Management Fees provided in Section
7.1 hereof.

      1.11 "Project" means the Land and the Improvements.

      1.12 "Project Expenses" means all expenses, costs, and charges of every kind and nature incurred pursuant to an Approved Budget or any other provision of this Agreement expressly permitting the incurrence of such expense, cost, or charge as a Project Expense, or pursuant to any specific written instructions or directives given by Owner to Manager pursuant to the provisions of this Agreement, in connection with the operation and maintenance of the Project, for or with respect to a Fiscal Year (including, without limitation, Project Operating Expenses and those expenses, costs, and charges incurred in the performance of Extraordinary Services (as defined in Section 4.2 hereof) and any Emergency Services (as defined in Section 4.3 hereof).

      1.13 "Project Income" means, with respect to a specific period of time, the revenues actually received from all sources in connection with the operation of the Project during such period of time. Project Income shall not include or mean (i) interest or investment income of Owner, (ii) capital contributions of Owner, (iii) insurance proceeds (however, business interruption insurance proceeds shall be included in "Project Income"), (iv) tax refunds, (v) condemnation proceeds or awards, or (vi) amounts collected from the Patients as security deposits, if any, except to the extent those security deposits are actually applied against the payments owed to the Facility.

      1.14 "Project Operating Expenses" means all expenses, costs, and charges (including capital outlays) incurred in connection with


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the operation and maintenance of the Project, for or with respect to a given
Fiscal Year, including, without limitation, the cost of operating the Management Office (as hereinafter defined) of the administrator and all overhead directly related to the operation of the Management Office.

      1.15 "Salaries and Benefits" means salary, wages, bonuses, and other direct compensation, group life, accident, disability, medical and health insurance, pension plans, social security payments, payroll and other employee taxes, worker's compensation payments, employer's contribution to F.I.C.A., unemployment compensation, and similar so-called fringe benefits.

      When used in this Agreement, the words and terms for which definitions are specified in the introductory paragraph of this Agreement and in the further Articles of this Agreement shall have the definitions ascribed to such words and terms.

                                  ARTICLE II

                            RELATIONSHIP OF PARTIES

      2.1 Grant of Authority. Owner shall at all times exercise overall control over the assets and operations of the Project, but Owner hereby grants Manager, as agent of Owner, the general authority to manage, direct, and supervise the Project on behalf of Owner and to provide the services set forth in this Agreement. Manager hereby accepts such appointment and, subject to the terms of this Agreement, shall have the right and authority to perform the services and take the actions described in this Agreement.

      2.2 Relationship. All actions by Manager in performing its duties and providing services pursuant to this Agreement shall be as Owner's agent and on behalf of Owner. Owner agrees to indemnify, defend, and hold harmless Manager from and against any loss, cost, expense, liability, or claim of any kind or nature whatsoever arising from or in connection with Manager's performance of its duties under this Agreement, except in instances in which such loss, cost, expense, liability, or claims arise from or in connection with Manager's own gross negligence or willful misconduct, or from or in connection with a material breach by Manager of its obligations under this Agreement.

      2.3 Other Activities. Manager may engage in or possess an interest in other business ventures of every nature and description and in any vicinity whatsoever, including, without limitation, the ownership, operation, management, and development of nursing homes or other real property, and Owner shall have no rights in or to such independent ventures or to any profits therefrom. Any such activities may be undertaken with or without notice to or participation therein by Owner, and Owner hereby waives any rights or claims that it may have against Manager with respect to the income or profit therefrom or the effect of such activity on the


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Project. Nothing contained herein shall obligate any agent, officer, director, shareholder, or partner of Manager to devote all or any particular portion of such party's time or efforts to the Project.

      2.4 Management Office. Owner shall provide, at Owner's expense, office space for the management staff (the "Management Office") within the Facility in a location designated for office space and not in an area located in the basement or designated for mechanical rooms or storage. This space shall be of a size, shall be configured, and shall be improved to a standard and quality reasonably acceptable to Manager. In addition, there shall be within the Facility a reasonable amount of additional space providing sufficient room for storage of plans, additional files, and records. Owner may relocate the Management Office and such additional space from time to time, subject to the requirements of this Section 2.4

      2.5 Manager's Liability. Owner acknowledges that Manager will enter into subcontracts ("Subcontracts") with others ("Subcontractors") providing for the performance of certain services to be provided under this Agreement, and that Manager's remedies, in the event a Subcontractor fails to perform such services, is negligent, engages in misconduct or defaults under the Subcontract (in any such case "Subcontractor Default"), will be governed by the Subcontract and by applicable law. Owner agrees, for the purposes of this Agreement, that if Manager, as soon as reasonably practicable after the occurrence of a Subcontractor Default, commences and thereafter pursues with all due diligence Manager's remedies against such Subcontractor and, pending efforts by Manager to enforce Manager's remedies against such Subcontractor, either performs itself the services covered by the Subcontract or engages another Subcontractor for such purpose, then Manager shall not be in default under the terms of this Agreement by reason of such Subcontractor Default.

      Notwithstanding any other provision of this Agreement, and unless such act or omission constitutes gross negligence or willful misconduct by Manager, its officers, employees, or agents (and for the purposes of this Section 2.5 the term "employees or agents" of Manager shall not include Subcontractors), under the terms of this Agreement, neither Manager nor its officers, directors, shareholders, constituent partners, employees, or agents shall ever be liable for any act or omission, negligent, tortious or otherwise, of a Subcontractor or any agent or employee of a Subcontractor, or its subsidiaries or affiliates, for any amount of damage, or any other monetary obligation whatsoever, which is in excess of the amount of cash proceeds actually recovered under the policies of liability insurance required to be maintained pursuant to the terms of Section
5.2 of this Agreement, and under no circumstances whatsoever shall Manager, under any theory of action or recovery, ever be liable for or obliged to pay or to satisfy any judgment for any damages or other monetary obligation whatsoever, that is in excess of the amount of such cash proceeds.


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Notwithstanding any of the provisions of this Agreement, in no event shall Owner make any claim against Manager, or its affiliates or subsidiaries, on account of any alleged errors in judgment made in good faith in connection with the operation of the Facility by Manager or the performance of any advisory or technical services provided or arranged by Manager.

      In the event of an act of gross negligence or willful misconduct by Manager, its officers, employees, or agents under the terms of this Agreement, then Owner shall have all recourses and remedies as may be available under the terms of this Agreement and at law or in equity.

      2.6 Exculpation of Owner for Subcontractor Defaults. Notwithstanding any other provision of this Agreement, and unless such act or omission constitutes gross negligence, willful misconduct, or a default by Owner, its officers, employees, or agents (and for the purposes of this Section 2.6, the terms "employees or agents" of Owner shall not include Subcontractors) under the terms of this Agreement, neither Owner nor its officers, directors, shareholders, constituent partners, employees, or agents shall ever be liable for any act or omission, negligent, tortious or otherwise, of a Subcontractor or any agent or employee of a Subcontractor or its subsidiaries or affiliates for any amount of damages or any other monetary obligation whatsoever which is in excess of the amount of cash proceeds actually recovered under the policies of liability insurance required to be maintained by Owner pursuant to the terms of Section
5.1 of this Agreement, and under no circumstances whatsoever shall Owner, under any theory of action or recovery, ever be liable for or obligated to pay or to satisfy any judgment for any damages or other monetary obligation whatsoever, that is in excess of the amount of such cash proceeds.

                                  ARTICLE III

                                    BUDGET

      3.1 Approval of Budget. As soon as reasonable and practicable for Manager prior to the end of each Fiscal Year, Manager shall prepare and deliver to Owner, in a form reasonably satisfactory to owner, a proposed Budget for the next Fiscal Year. When approved pursuant to this Article III, such Budget shall be an "Approved Budget."

      Owner shall give its approval or its disapproval of the proposed Budget not later than thirty (30) days after receipt with respect to each Fiscal Year.

      If Owner does not approve or disapprove the proposed Budget within such thirty (30) day period, then Owner shall be deemed to have approved the Budget. If Owner objects to all or any portion of the proposed Budget, Owner shall furnish Manager with the reasons for its objections, and Owner and Manager shall attempt to agree


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with respect to the items to which Owner objects, and if such agreement is not reached before the beginning of the applicable Fiscal Year, and without reference to whether more than one Fiscal Year shall lapse, then the Project shall be operated under a Budget (which for purposes of this Agreement shall be considered to be an Approved Budget) which is the same as the last Approved Budget, and manager shall be authorized to incur expenses necessary for the management and operation of the Project, including but not limited to:

            (a) All costs of utilities, cleaning services, costs of routine building and mechanical maintenance and repair (including elevator maintenance, if applicable), ad valorem taxes and insurance coverages, costs of security services, costs under service contracts, landscaping costs, and personnel costs;

            (b) All other expenses in the last Approved Budget, plus five percent (5%) above an amount equal to the sum of (i) the annualized level (the "Base Level") of all such other expenses during the last three (3) months of the preceding Fiscal Year for which there was an Approved Budget, plus (ii) five percent (5%) of such Base Level for the second Fiscal Year during which the Project is operated under such Budget not approved by Owner and an annually compounded five percent (5%) of such Base Level for each subsequent Fiscal Year during which the Project is operated under such Budget not approved by Owner.

      3.2 Approved Budget. An Approved Budget shall constitute an authorization for Manager to spend money to operate and manage the Project pursuant to such Approved Budget, and Manager may do so without further approval. Owner acknowledges that, notwithstanding Manager's experience in the management of similar developments, the projections contained in the Budget submitted at the commencement of each Fiscal Year are subject to and may be affected by changes in financial, economic, and other conditions and circumstances beyond Manager's control, and the Approved Budget shall be adjusted to take into account such changes. Any variances in the results of actual operations from those contemplated in the Approved Budget shall be set forth in a quarterly report from Manager to Owner, such report to set forth the amount of the variance and the reasons for such variance.

      3.3 Expenditures for Capital Items. The Approved Budget shall constitute an authorization for Manager to make the capital expenditures contemplated thereby. If during any Fiscal Year Manager believes the purchase or installation of new or replacement equipment or other capital items not contemplated by the Approved Budget is or before the end of such Fiscal Year will be necessary or desirable, Manager shall advise Owner thereof, but shall cause such items to be purchased and installed only after obtaining the prior authorization of Owner.

      3.4 Rates. Manager and Owner recognize the importance of maintaining room and other rates which enable the Project to pay


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its obligations but minimize the cost of health care. From time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Project and the level of rates at other comparable nursing homes nearby and the importance of providing quality health care at minimal cost.

                                  ARTICLE IV

                                   SERVICES

      4.1 Basic Services. As basic services (the "Basic Services"), Manager shall:

            (a) Patient Relations. Operate in compliance with the terms and conditions of this Agreement and administer a patient relations program which maintains a high visibility of management presence.

            (b) Personnel. Provide a nursing home administrator licensed in the state in which the Project is located for the day-to-day administration of the Project. The administrator shall be an employee of and compensated by Manager, However, Manager shall be reimbursed monthly by Owner for all Salaries and Benefits of such administrator with such amounts, except for expenses which shall be charged in arrears, being due and payable in advance on the first day of each month. Notwithstanding the foregoing, however, if the Project is not operated within the Budget for any continuous six month period, Owner shall have the right to require Manager to remove the administrator and provide a new administrator within sixty (60) days of receiving notice from the Owner. All other employees shall be employees of the Facility and not employees of Manager. All matters pertaining to the employment, supervision, compensation, promotion, and discharge of such employees are the right and responsibility of Manager, and Owner shall have no right to supervise or direct such employees. The Salaries and Benefits of such employees and the number of such employees to be employed on-site at the Project shall be part of the Budget (and thus subject to approval by Owner), but each Approved Budget shall include and provide for sufficient funds to enable Manager to pay competitive Salaries and Benefits so as to attract and retain a sufficient number of capable employees to enable Manager to operate and maintain the Project to the standard herein provided.

            (c) Service Contracts. Enter into or renew, in the name of Owner, contracts (collectively, and including Subcontracts as defined in Section 2.5 hereof, referred to as "Service Contracts") for electricity, gas, water, telephone, cleaning, fuel oil, elevator maintenance, vermin extermination, trash removal, linen service, and other services in the ordinary course of the operation of the Project; purchase all supplies and equipment necessary to maintain and so operate the Project; and credit to Owner any


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discounts, rebates, or commissions obtained for purchases or otherwise. Owner shall not have the right to approve any new Service Contract with a term of less than one (1) year, or any new Service Contract that provides for termination by Owner (without the payment of premium or penalty) upon sixty (60) days' written notice or less.

            (d) Maintenance and Repair. Maintain or cause to be maintained the Improvements and grounds of the Project, including, without limitation, interior and exterior cleaning, painting and decorating, plumbing, carpentry, and other normal maintenance and repair work.

            (e) Collection. Use diligent efforts to request, demand, collect, receive, and receipt for all charges due from Patients and otherwise due Owner with respect to the Project.

            (f) Project Expenses: Mortgage Loans. Pay all Project Expenses (other than any payments required on mortgage loans, except as provided below) on or before that date, after which interest or penalty will begin to accrue thereon (the "Due Date"), provided, however, that Manager shall contest, if and to the extent appropriate, the payment of any Project Expense (or portion thereof) which Manager has reasonable grounds to believe (on the basis of the facts and information actually known to Manager) should be contested. Reasonable contest expenses shall be included as Project Expenses. Manager shall give Owner reasonable notice, including advance notice if possible, of any such contest. Additionally, at the request of Owner, Manager shall contest the amount or validity of any claimed Project Expense. In any instance in which Manager has contested any Project Expense in accordance with the provisions of this Agreement, or has been requested by Owner to contest any Project Expense, then any interest or penalty which accrues and may thereafter become payable with respect to such Project Expense shall itself be a Project Expense.

      If Owner shall so request, Manager shall pay the aggregate amounts required to be paid pursuant to any mortgages of the Project, including amounts due under any mortgages for interest, amortization of principal, and for allocation to reserves or escrow funds. All notices from any mortgagee claiming any default in any mortgage on the Project, and any other notice from any mortgagee other than routine notice of payment due, shall be forthwith delivered by Manager to Owner.

            (g) Reports. As soon as reasonable and practicable each month, render to Owner a statement of income and expenses showing the results of operation of the Facility for the preceding month and of the Fiscal Year to date. As soon as reasonable and practicable after the end of each Fiscal Year, Manager shall deliver to Owner profit and loss statements showing Project Income, Project Expenses, Payments to Manager, the results of operations for that Fiscal Year, and (provided Manager has sufficient information) a balance sheet of the Project as of the end of that


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Fiscal Year, prepared on an accrual basis in accordance with generally accepted accounting principles consistently applied. All such monthly reports shall be in the format normally utilized by Manager, Manager shall, upon reasonable notice from Owner, prepare and submit to Owner such other reports, certificates, or representations as Owner may reasonably request concerning such matters relating to the Project as are within the scope of Manager's services provided for in this Agreement. If any such additional reports or alternate report formats requested by Owner shall require Manager to engage consultants or other professionals to assist Manager in designing or preparing such report, or shall require Manager's employees (other than on-site employees engaged in performing Manager's services under this Agreement) to expend substantial amounts of additional time designing or preparing such report, then Owner shall promptly reimburse Manager for the reasonable actual cost to Manager of engaging such consultants or other professionals or of such time expended by Manager's employees.

            (h) Records. Maintain, at the address for Manager provided for in
Section 10.2 of this Agreement, or such other place or places as Owner may approve in advance, a system of office records, books, and accounts, including, without limitation, copies of all reports filed pursuant to subsection (g) above, and any additional information or records reasonably required by Owner for the preparation of federal, state, and local tax returns, all in a manner reasonably satisfactory to owner. Owner and others designated by Owner, including Owner's auditors and accountants, shall have, upon reasonable notice to Manager, during normal business hours, access to and the right to audit and make copies of such records, accounts, and books, and all vouchers, files and all other material pertaining to the Project and this Agreement, all of which Manager shall keep safe and available to Owner and others designated by owner, and all of which shall be owned by Owner.

            (i) Legal Proceedings. Institute and prosecute in the name and at the expense of Owner such actions and proceedings necessary to effect the purposes, perform the services, and take the actions contemplated by this Agreement, including without limitation, to evict Patients in default; to recover possession of rooms occupied by such Patients; to sue for and recover charges and other damages due from Patients and other persons obligated to Owner or Manager in connection with the Project; to settle, compromise, and release any such actions or suits or reinstate such Patients; and to sign and serve in the name of Owner notices and other communications relating to any of the foregoing matters. Manager shall not incur legal fees and expenses exceeding Five Thousand Dollars ($5,000.00) in prosecuting or defending any action, proceeding, or suit on behalf of Owner in connection with the Project without first securing written permission from Owner, Manager shall keep Owner advised of all actions filed against Owner or all actions filed by Owner that are beyond the scope of ordinary business operations, Owner shall be responsible for reasonable expenses incurred in defending Manager for actions brought against


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Manager based upon Manager's performance of its duties in connection with operation of the Project.

            (j) Process Insurance Claims. If requested by Owner, process all claims under any insurance coverages pertaining to the Project in an expeditious manner, so as to minimize delay in receipt by the Project of the proceeds of such insurance.

            (k) Maintenance of Licenses. Assist in obtaining and maintaining all licenses and certifications required for operation of the Project, such as contracts with fiscal intermediaries and agencies and eligibility for participation in medical reimbursement programs. All licenses and permits shall be obtained in the name and at the expense of the Owner unless otherwise stipulated pursuant to applicable regulations or unless otherwise agreed between Owner and Manager.

            (l) Reimbursement Schedule. Develop price and reimbursement schedules satisfactory to Owner; obtain approval of appropriate price schedules by government agencies and appropriate reimbursement schedules from third-party paying agencies; provide all statistical, financial, and other data necessary to obtain reimbursement from the appropriate agencies; and effect final settlement of all claims for reimbursement.

      4.2 Extraordinary Services. Whenever Manager determines that a service or services not included in the Basic Services required to be rendered pursuant to the Agreement (and not constituting an emergency) is necessary or desirable for the efficient, economic, and profitable operation of the Facility (collectively, the "Extraordinary Services"), Manager shall advise Owner of the need and cost therefore and make recommendations related thereto. Manager shall then perform the Extraordinary Services in accordance with the directions of Owner as to the performance thereof and the amount to be expended therefore. The Extraordinary Services shall be as follows:

            (a) Major Repairs. Performance and supervision of all major repairs, replacements, and alterations to the Facility not covered by the Budget.

            (b) Compliance with Legal Requirements. Ensuring compliance with any and all orders or requirements affecting the Project by any federal, state, county, municipal, or other governmental authority or agency having jurisdiction thereover, and order of the Board of Fire Underwriters or any similar bodies. Manager, however, shall not take any such action as long as Owner is contesting or has notified Manager of its intention to contest (or has otherwise directed Manager to take no action), and promptly institutes proceedings contesting any such order or requirement, except that if failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall cause the same to be complied with.


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            (c) Tax Abatement and Eminent Domain. Rendering of advice and assistance to owner in the negotiation or prosecution of all claims for the abatement of property and other taxes affecting the Facility and for awards for taking by eminent domain affecting the Facility.

            (d) General. Performance of any other services, acts, items, or matters relating to or affecting the Facility which are or may be desirable or necessary for the efficient, economic, and profitable operation thereof and which are not included within the services required by this Agreement.

      4.3 Emergency Services. "Emergency Services" are defined as any and all emergency repairs or services immediately necessary for the preservation and safety of the Facility or to avoid the suspension of any substantial and important service to the Facility or danger to life or property. Emergency Services may be performed by Manager in its discretion, without owner's prior approval of the performance or amount to be expended therefore; provided, however, that Manager shall, if at all possible, attempt to consult Owner by telephone before performing any Emergency Services. Thereafter, as soon as practicable, Manager shall notify Owner in writing of the details and expenses thereof.

      4.4 Expense of Owner. All services performed by Manager under this Agreement shall be at the expense of Owner. Notwithstanding any other provision of this Agreement, Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in any account maintained under Article VI, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof are or shall be available, nor shall Manager be responsible for the failure of the Facility to be managed, operated, or maintained to the standard required by this Agreement as a result of Owner's failure to provide funds for the Facility.

                                   ARTICLE V

                                   INSURANCE

      5.1 Owner's Insurance. If requested by Owner, Manager will obtain in Owner's name and at Owner's expense and keep in force (or Owner will obtain and keep in force) during the term of this Agreement:

            (a) Comprehensive general liability insurance, with broad form comprehensive endorsement, protecting and indemnifying Owner against claims for injury to or death of persons or damage to or destruction of property occurring upon, in, or about the Project and the adjoining streets (other than streets dedicated to and accepted for maintenance by the public); such insurance to afford immediate protection to the limit of not less than $1,000,000 for


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injury to or death of persons and $500,000 for damage to or destruction of property, with overlying umbrella liability insurance coverage of not less than $3,000,000 as to both injury to or death of persons and damage to or destruction of property; such insurance to be issued on an 'occurrence basis' and to be endorsed specifically to include within its scope of coverage all liabilities and indemnities for which Owner is obligated and liable under the terms of this Agreement; and with respect to such umbrella liability insurance, coverage shall not provide for a self-insured retention in excess of $25,000;

            (b) Worker's compensation insurance with statutory and employee's liability insurance;

            (c) Auto liability insurance covering motor vehicles owned or hired by Owner, protecting and indemnifying Owner against claims for the injury to or death of persons or damage to or destruction of property; such insurance to afford immediate protection to the limit of not less than $250,000 for injury or death of each person; $500,000 for injury to or death of persons for each occurrence; and $100,000 for damage to or destruction of property;

            (d) Professional liability insurance against claims for bodily injury or death or otherwise arising out of the operations of the Facility, such insurance to afford minimum protection of not less than $500,000 with respect to bodily injury or death to any one person;

            (e) Business interruption insurance in an amount sufficient to cover the estimated Management Fees payable hereunder and all other fixed expenses of the Facility for a period of not less than six months; and

            (f) Such other coverages, in such amounts as shall be set forth in the insurance plan portion of the Operating Plan. Such insurance shall be written by companies selected by Owner which are nationally recognized and legally qualified to issue such insurance in the state or states in which the Project is located and shall name Owner as insured and Manager as an additional named insured.

      5.2 Manager's Insurance. Manager shall obtain, at Manager's expense, and keep in force during the term of this Agreement:

            (a) Property damage insurance covering, and in an amount substantially equal to, the value of Manager's furniture, trade fixtures, and other property maintained in the Management Office;

            (b) Comprehensive general liability insurance, with broad form comprehensive endorsement, protecting and indemnifying Manager against claims for injury to or death of persons or damage to or destruction of property occurring upon, in, or about the Project and the adjoining streets (other than streets dedicated to


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and accepted for maintenance by the public); such insurance to afford immediate protection to the limit of not less than $1,000,000 for injury to or death of persons and $300,000 for damage to or destruction of property, with overlying umbrella liability insurance coverage of not less than $3,000,000 as to both injury to or death of persons and damage to or destruction of property; such insurance to be issued on an 'occurrence basis, and with respect to the umbrella liability insurance, coverage shall not provide for a self-insured retention in excess of $25,000;

            (c) Employee's fidelity insurance in the amount of $50,000 to protect Owner against misapplication of rents and other funds derived from operation of the Project by Manager and Manager's employees (which for purposes of this Section 5.2, do not include employees of the Facility);

            (d) Auto liability insurance covering motor vehicles owned or hired by Manager, protecting and indemnifying Manager against claims for the injury to or death of persons or damage to or destruction of property; such insurance to afford immediate protection to the limit of not less than $250,000 for injury or death of each person; $500,000 for injury to or death of persons for each occurrence; and $100,000 for damage to or destruction of property; and

            (e) Worker's compensation insurance with statutory and employee's liability coverage for Manager's employees (which for purposes of this Section 5.2, do not include employees of the Facility).

      On the condition that the comprehensive general liability insurance maintained by Manager under this Section 5.2 shall (i) be issued by a nationally recognized insurer, and (ii) have the limits set forth in Section 5.2 above, Manager shall be deemed to have satisfied its obligation to maintain such general comprehensive liability insurance for all purposes of this Agreement.

      Such insurance shall be written by companies selected by Manager, which are nationally recognized and legally qualified to issue such insurance in the state or states in which the Project is located, and shall name Manager as the insured and Owner as additional named insured.

      5.3 Policies. Manager shall attempt to insure that each policy referred to in Sections 5.1 and 5.2 above shall:

            (a) Provide that it will not be cancelled, amended, or reduced except after not less than ten (10) days' written notice to Owner and Manager;

            (b) Provide that such insurance shall not be invalidated by any act or negligence of Owner or Manager or any person or entity having an interest in the Project, nor by any foreclosure or other proceedings or notices thereof relating to the Project, nor by any change in title to or ownership of the Project; and

            (c) Include a waiver of all rights of subrogation against Manager and Owner, their officers, directors and shareholders, constituent partners, employees, and agents.

      Owner, with respect to the coverages required under Section 5.1, shall deliver to Manager, and Manager, with respect to the coverages required under
Section 5.2, shall deliver to Owner, certificates of insurance evidencing the existence of all insurance required to be maintained by Owner and Manager, respectively, under Sections 5.1 and 5.2, such delivery to be made:

            (a) Within ten (10) days after the execution and delivery of this Agreement; and

            (b) At least ten (10) days prior to the expiration date of any such insurance policy.

      5.4 Cooperation. Manager and Owner each shall furnish whatever information is reasonably requested by the other for the purpose of establishing insurance coverages.

      5.5 Subcontractor's Insurance. Pursuant to the program of insurance for the Project, Manager shall require that each Subcontractor maintain insurance at the Subcontractor's expense, with such coverages and in such minimum amounts as are called for by said program except that Manager may on behalf of itself and Owner, in its sole discretion, waive any of the above requirements. Manager shall obtain and keep on file a certificate of insurance which shows that the Subcontractor is so insured, if required.

                                  ARTICLE VI

                                 BANK ACCOUNTS

      6.1 Operating Account. Manager is authorized for and on behalf of Owner to establish an operating account for the Project at a banking institution of its choosing, provided it is located in the area in which the Project is located, to deposit all Project Income therein, and to pay all Project Expenses therefrom. Manager shall designate the authorized signatories on such account.

      6.2 Owner's Obligation to Provide Funds. If at any time cash in the operating account shall not be sufficient to pay expenses and the accrued Payments to Manager, Manager shall not be obligated to pay such expenses from its own account. Manager shall notify Owner as soon as practicable upon first projection or awareness of a cash shortage or impending cash shortage, and Owner shall determine payment priority. After Manager has paid, to the extent of cash available in the operating account, all expenses based upon the ordered priorities set by Owner, Manager shall submit to Owner a statement of all remaining unpaid expenses and accrued Payments to Manager. Within five (5) business days after receiving such statement, Owner shall provide sufficient monies to pay any unpaid expenses and all accrued Payments to Manager. Such funds shall be provided to Manager within twenty-four (24) hours of Owner's receipt of such statement and by wire transfer of funds if more than $1,000 is due. If Owner has insufficient monies available to pay unpaid expenses and/or accrued Payments to Manager, no obligation shall arise on the part of any general partner of Owner to advance or otherwise provide such monies to Owner or Manager.

      6.3 Right to Collect Payments to Manager. To the extent funds are available in the operating account, Manager shall be entitled to and is hereby authorized to disburse to itself the accrued Payments to Manager, but not more than once each calendar month. To the extent funds are not available in the operating account to pay same, Owner agrees to pay Manager, within five (5) business days after demand therefor, but not more than once each calendar month, such sums as are necessary to discharge its liability to Manager therefore. Any accrued Payments to Manager remaining unpaid after such five (5) day period shall bear interest at the Interest Rate from the date due until paid. If Manager collects payments due hereunder by an attorney-at-law, Owner hereby agrees to pay all costs of collection, including reasonable attorneys' fee.

                                  ARTICLE VII

                    MANAGEMENT FEE AND ADDITIONAL PAYMENTS

      7.1 Amount of Management Fees. During the term of this Agreement, Owner shall pay Manager in the manner provided below, management fees equal to six percent (6.0%) of the Project Income during the year concerned ("Management Fees").

      7.2 Monthly Payments of Management Fees. The Management Fees shall be due in advance on the first day of each month and be paid no later than the tenth day of each month and shall be calculated by multiplying the number of patient days in the preceding month, times the Project Income of the Project per patient day for the Fiscal Year to date as shown on the most recent previously monthly statement provided under Section 4.1(g) hereof, times six percent (6.0%).

      7.3 Adjustment. Owner may request, not more than four times in any one year period, an adjustment of the Management Fees for such period. After such a request by Owner, within fifteen days after the preparation of the year-to-date financial statements for the month in which the request was made, manager shall pay to Owner or Owner shall pay to Manager such amount as is necessary to make the amount of Management Fees paid with respect to such period covered by the request equal to the amount of Management Fees shown to be due on the year-to-date financial statements for such period.

                                 ARTICLE VIII

                                     TERM

      8.1 Term. This Agreement shall commence as of the date hereof and shall thereafter continue for twenty (20) years and unless otherwise terminated pursuant to the terms herein, shall be renewable for two (2) successive additional terms of ten (10) years each at the option of Manager by Manager giving written notice to Owner not later than three months prior to the end of the original or extended term. All of the provisions of this Agreement shall apply during the extended term(s).

      8.2 Termination by Owner. This Agreement shall be terminated upon the sale, foreclosure or other disposition of the Project (or any facility that is a part of the Project), without cause or penalty upon sixty (60) days' prior written notice by Owner to Manager. No termination by Owner permitted hereunder shall affect or prejudice Manager's right to receive Payments to Manager from Owner which accrue hereunder prior to the date of such termination or are otherwise payable hereunder.

      8.3 Termination Upon Events of Default. The following shall constitute Events of Default:

            (a) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either Owner or Manager;

            (b) The consent to an involuntary petition in bankruptcy or the failure by either Owner or Manager to vacate within ninety (90) days from the date of entry thereof any order approving an involuntary petition;

            (c) The entering of an order, judgment, or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either Owner or Manager a bankrupt or insolvent or approving a petition seeking reorganization or appointment of a receiver, trustee, or liquidator of all or a substantial part of such party's assets, which order, judgment, or decree shall continue unstayed and in effect for a period of one hundred twenty (120) consecutive days;

            (d) The failure or refusal of Owner to provide funds necessary to pay Project Expenses, as and when provided for in this Agreement, and the Payments to Manager, as and when provided for in this Agreement; provided, however, that Manager shall have first delivered the notices relating to Owner's obligation to provide such funds for payment of Project Expenses or Payments to Manager as required by this Agreement; provided, further, that, as to Project Expenses, Owner's failure to pay such expenses is of such materiality as to make it reasonably impractical for Manager to fulfill its obligations hereunder (which impracticality shall be presumed if the Project Expenses for which Owner has failed to advance funds exceed, in the aggregate, $1,000.00), and the continuance of any such failure for a period of five (5) days after written notice from Manager of the amounts required and the purposes thereof;

            (e) The failure or refusal of Manager to deposit, for collection, in the Operating Account all Project Income within ten (10) business days of receipt thereof by Manager;

            (f) The failure of Owner or Manager to perform, keep, or fulfill any of the covenants, undertakings, obligations, or conditions set forth in this Agreement and the continuance of any such failure for a period of thirty (30) days after written notice of said failure; provided, however, that if such failure constitutes an Event of Default under subsections (b) or (e) above, neither Owner or Manager shall be entitled to notice;

            (g) Suspension of the license for the operation of the Project and such suspension lasts more than one hundred twenty (120) days or is finally revoked or terminated;

            (h) The default by Owner under the Note or the Loan Documents; or

            (i) The termination of this Agreement by Owner without the Lender's prior written consent.

      If any party hereto desires to terminate this Agreement as a result of any such Event of Default by any other party hereto, a non-defaulting party shall first deliver to the defaulting party notice (a "Final Notice") of its intention to terminate this Agreement. After the expiration of a period of fifteen (15) days from the date of such Final Notice, this Agreement shall terminate. If, however, upon receipt of such Final Notice, the defaulting party shall cure the default within said fifteen (15) day period (or, if the default is other than as referred to in subsections (d), (e), (g) and (h) above, such longer period as is reasonably necessary to remedy such default; provided, however, that the defaulting party shall commence curative efforts as soon as reasonably practicable and pursue such remedy with all diligence until such default is cured), then this Agreement shall not terminate by reason of such Final Notice. Notwithstanding the provisions of this paragraph, in no event shall any party be obligated to deliver more than two (2) such Final Notices with regard to Events of Default listed herein to any other party hereto within any consecutive twelve
(12) month period or one (1) Final Notice with regard to an Event of Default substantially similar in nature to an Event of Default occurring within the previous twelve (12) months, and upon the third (or second, as applicable) such Event of Default by the other party hereto within such twelve (12) month period, and after the notice provided above for such third (or second, as applicable) Event of Default shall have been given and the curative period applicable thereto shall have lapsed, then the non-defaulting party may terminate this Agreement without giving another Final Notice.

      Notwithstanding any other provisions of this Agreement, but without otherwise affecting Manager's rights or remedies hereunder, Owner agrees that, in the event Owner breaches this Agreement, by wrongfully terminating or wrongfully purporting to terminate, in whole or in part, Manager's position as Manager hereunder, Manager shall be entitled to the remedy of specific performance in addition to an action for damages.

            8.4 Effect of Termination. Upon termination of this Agreement, Manager shall forthwith:

            (a) Surrender and deliver up to Owner any and all Project Income and security deposits on hand or in the operating account less the Payments to Manager due Manager through the termination date, as provided in this Agreement;

            (b) Deliver to Owner as received any monies due Owner under this Agreement but received by Manager after such termination;

            (c) Deliver to Owner, or its designee, all materials, supplies, keys, contracts and documents, plans, specifications, promotional materials, and such other accountings, papers, and records pertaining to this Agreement;

            (d) At Owner's request, assign to Owner (without recourse to or warranty by Manager) executed contracts relating to the operation and maintenance of the Project;

            (e) Deliver to Owner a final accounting of the Project prepared in accordance with the provisions of Section 4.1(g) up to and including the date of termination;

            (f) Cease the performance of all services required to be performed by Manager under this Agreement; and

            (g) Cooperate reasonably with Owner to accomplish an orderly transfer of the operation and management of the Project to the party designated by Owner.

      Upon termination of this Agreement for any reason, any right of Manager to receive Payments to Manager which accrue under the terms of this Agreement, prior to such termination, but which are payable after the date of such termination, shall survive such termination and continue in force and effect, and Owner shall be obligated to make such Payments to Manager in the amounts and at the times provided for in this Agreement, subject to offset by the amount of any debt of Manager to Owner or claims of Owner against Manager if such claims are evidenced by or provided under any final judgments held by Owner against Manager.

      8.5 Payment Upon Termination. Upon termination of this Agreement for any reason other than the sale, foreclosure or other disposition of the Project, Owner shall pay to Manager a termination fee equal to twelve months Management Fees based on the Management Fees for the twelve months prior to the termination date, in addition to any other amounts owed to Manager pursuant to the terms of this Agreement.

                                  ARTICLE IX

                            CASUALTY:  CONDEMNATION

      9.1 Total or Substantial Destruction. If the Project or any portion thereof shall be damaged or destroyed at any time or times during the term of this Agreement by fire, casualty, or any other cause which renders the Project totally or substantially inoperative for its intended purpose, and Owner does not notify Manager within three (3) months following the occurrence of such damage or destruction that Owner intends to rebuild or replace the same to substantially its former condition prior to such damage or destruction, this Agreement shall terminate as of the date of the damage or destruction, with each party's rights accruing through such date. If Owner notifies Manager within three (3) months following the occurrence of such damage or destruction that Owner intends to rebuild or replace the Project and does rebuild or replace the Project within a reasonable time, this Agreement shall continue in full force and effect except that the term hereof shall be extended for the period of time equal to that period during which the Project is inoperative.

      For purposes of this Agreement, total destruction or damage "which renders the Project totally or substantially inoperative for its intended purpose" shall mean damage or destruction which, according to an engineer selected by Owner and Manager (each party agreeing to cooperate reasonably in such selection), could not reasonably be expected to be repaired or restored within twelve (12) months after the occurrence of such damage or destruction, so that at such time the Project will be restored substantially to the condition in which it existed prior to such damage or destruction, with services and amenities substantially equivalent to those which existed prior to such damage or destruction.

      9.2 Partial Damage or Destruction. If the Project is damaged or partially destroyed in such a manner as to not totally or substantially render the Project inoperative for its intended purpose,(as defined in Section 9.1 above), this Agreement shall remain in force and effect as to that portion of the Project not so damaged or destroyed, with an appropriate abatement in the services to be performed by Manager as to such damaged or destroyed portion, except that if Owner does not notify Manager within three (3) months following the occurrence of such damage or destruction that Owner intends to repair or replace the portion of the Project which was damaged or destroyed, Manager shall have the option, upon thirty (30) days' notice to Owner, to terminate this Agreement, such termination to be effective upon the expiration of said thirty (30) day period, and thereafter Manager will have no claim against Owner (except as provided in Section 8.4 hereof) arising from such failure to rebuild and such termination.

      9.3 Condemnation. If the whole or substantially all of the Project shall be condemned or taken in any manner for any public or quasi-public use under any statute or by right of eminent domain, then this Agreement shall terminate as of the date of vesting of title thereto in the condemning authority, with each party's rights accruing through such date. If a part of the Project is so taken or condemned, and if such taking shall substantially affect the Project or if such taking shall be of a substantial part of the Project, Manager shall have the right, by delivery of notice to Owner within sixty (60) days after such taking, to terminate this Agreement as of the date of the vesting of title thereto in the condemning authority, with each party's rights accruing through such date. If Manager shall not so elect, this Agreement shall be and remain unaffected by such taking, except that, effective as of the date of such taking, appropriate abatement shall be made in the services to be performed by Manager as to such taken area of the Project.

      For purposes of this Agreement, the condemnation or taking of the "whole or substantially all of the Project" shall mean the condemnation or taking (or conveyance in lieu thereof) of a material portion of the Project, such that the Project ceases to be a first-class nursing home, or ceases to have adequate available parking or access, or ceases to have services and amenities substantially similar to those which existed immediately prior to such condemnation or taking (or conveyance in lieu thereof).

                                   ARTICLE X

                                 MISCELLANEOUS

      10.1 Delegation: Assignment.

            (a) Manager shall have the right to delegate its responsibilities under this Agreement to employees or agents of Manager or to engage Subcontractors for performance of all or any part of the services to be provided hereunder; provided, however, that Manager shall at all times supervise the performance of Manager's duties and obligations hereunder. Additionally, Manager shall have the right, without obtaining owner's consent, to assign this Agreement to an affiliate of Manager. Otherwise Manager shall not, without Owner's prior approval (which may be given or denied in Owner's sole discretion), assign any of its rights, other than its right to receive the Payments to Manager (which Manager may freely transfer or encumber) or its obligations under this Agreement, whether by operation of law or otherwise. Except as expressly provided in this Agreement to the contrary, no assignment or delegation of responsibilities by Manager shall relieve Manager of any of its duties or responsibilities under this Agreement.

            (b) For the term hereof, this Agreement and the rights and obligations of Owner hereunder shall constitute a covenant running with the title to the Project for so long as Owner holds title to the Project, and this Agreement shall remain in full force and effect between Owner and Manager, and Manager's successors and permitted assigns, in accordance with all of its terms and provisions.

      Notwithstanding the provisions of this paragraph, upon a sale, conveyance, transfer, or other disposition of the Facility by Owner to any person, the rights and obligations of Owner hereunder shall not constitute a covenant running with the title to the Project and thus shall not be an obligation if any such unaffiliated purchaser terminates or refuses to honor this Agreement. If such termination or refusal is not as a result of an Event of Default hereunder by Manager, then such termination or refusal to honor this Agreement shall constitute and be deemed to be an Event of Default hereunder by Owner (following any notice and curative period herein provided) and a wrongful termination of this Agreement by owner for purposes of this Agreement, but Manager's remedies under this Agreement shall be an action for damages against Owner and all other parties who may have expressly assumed Owner's rights, duties, and obligations hereunder, if any.

            (c) If any person or entity other than owner succeeds or attempts to succeed to title of the Nursing Home, Manager shall have the option to terminate this Agreement upon ten (10) days' notice to the then Owner of the Facility. If Manager does not so terminate within ninety (90) days following actual notice to manager of the transfer of title to the Facility from Owner, this Agreement shall remain in full force and effect.

      10.2 Notices.

            (a) All notices, directives, or demands required or contemplated by this Agreement shall be in writing and shall be delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed), sent by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier service (and overnight courier shall be used when the circumstances merit expedient delivery), addressed, in the case of Owner, to 7000 Central Parkway, Suite 970, Atlanta, Georgia 30328, Attention: Jere M. Ervin, and addressed, in the case of Manager, to 7000 Central Parkway, Suite 970, Atlanta, Georgia 30328, Attention: J. Stephen Eaton, or to such other address or addresses as shall, from time to time, be designated by notice by any party to the other parties. Notices given in compliance with the foregoing provisions by registered or certified mail shall be effective on the date shown on the return receipt thereon as the date of delivery or attempted delivery, notices sent by overnight courier shall be effective on the date shown on the courier's receipt therefor as the date of delivery, and notices delivered by hand, transmitted by cable, telegram or telecopy (receipt confirmed) shall be effective when so delivered or sent.

            (b) Upon notification from Owner or any person or entity designated as Owner's agent hereunder for all purposes (which agent must be an affiliate of Owner), Manager agrees to forward all information, reports, and notices provided for hereunder to be delivered to Owner or such designated agent, and Owner or such agent shall be Owner's agent for all purposes under this Agreement until Owner shall designate to Manager a replacement agent for Owner hereunder or shall deliver notice of termination of such agency.

      10.3 Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto and shall supersede all other prior agreements, written or oral, between the parties hereto and relating to the Project. No modification hereof shall be effective unless made by supplemental agreement in writing executed by the parties hereto.

      10.4 Nature of Contract. Neither the relationships between Owner and Manager nor anything contained in this Agreement shall be deemed to constitute a partnership, joint venture, or any other similar relationship, and Manager shall at all times be deemed an independent contractor for purposes of this Agreement.

      10.5 Governing Law. This Agreement is made pursuant to, and shall be governed by and construed and enforced in accordance with, the laws applicable to contracts made and to be performed in the state of Georgia.

      10.6 No Waiver: Cumulative Remedies. The failure of Owner or Manager to seek redress for violation or to insist upon the strict performance of any covenant, agreement, provision, or condition of this Agreement shall not constitute a waiver of the terms of such covenant, agreement, provision, or condition, and Owner and Manager shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation.

      10.7 Maintenance of Existence. Manager agrees to maintain its existence as a Georgia corporation qualified to do business in New Mexico and, during the time that it serves as manager under the terms of this Agreement, will not dissolve, liquidate, sell, lease, transfer or otherwise dispose of all or substantially all of its assets (in a single transaction or a series of transactions).

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

OWNER:                              INTERNATIONAL HEALTH CARE
                                      PROPERTIES VII & VIII, L.P.

                                    By: /s/ Jere M. Ervin
                                       -------------------------------------
                                          Jere M. Ervin, General Partner

MANAGER:                            WELCARE INTERNATIONAL MANAGEMENT
                                      CORPORATION

                                    By: /s/ J. Stephen Eaton
                                       -------------------------------------
                                          J. Stephen Eaton, President

                                SCHEDULE 10.30

      CHMC has entered into an agreement substantially identical to Exhibit
10.30 as follows:

      1. Management Agreement dated August 1, 1991 with International Health Care Properties VI, L.P. ("IHCP") for Albuquerque, New Mexico facility. A material detail in which this agreement differs from Exhibit 10.30 is that the management fees under this agreement are subordinated to the monthly payments by IHCP to SouthTrust Bank of Alabama pursuant to the Promissory Note dated August 22, 1991 in the original principal amount of $2,403,178.12.